Exhibit 99.1

Oragenics, Inc. Receives NYSE American Notice

TAMPA, FL. (December 20, 2022) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), a biotech company dedicated to fighting infectious diseases including COVID-19, today announced that it received a Notice (the “Notice”) on December 19, 2022 from the NYSE American LLC (the “NYSE American”) stating that the Company is not in compliance with the continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide (“Company Guide”).

The Notice stated that because the Company’s common stock had been trading for a low price per share for a substantial period of time, the Company was not in compliance with Section 1003(f)(v) of the Company Guide. The NYSE American staff determined that the Company’s continued listing is predicated on it demonstrating sustained price improvement within a reasonable period of time or effecting a reverse stock split of its common stock, which the staff determined to be until June 19, 2023, and could be extended to the Company’s next annual meeting of shareholders to be held in 2023. The Company intends to seek to regain compliance with the NYSE American’s continued listing standards by undertaking a measure or measures that are considered necessary and in the best interests of the Company and its shareholders.

The Notice has no immediate effect on the listing or trading of the Company’s common stock and the common stock will continue to trade on the NYSE American under the symbol “OGEN” but will have an added designation of “BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards. Additionally, the Notice does not result in the immediate delisting of the Company’s stock from the NYSE American. The Company’s receipt of the Notice does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission. The Company is actively engaged in discussions with the NYSE American and is developing plans to regain compliance with the NYSE American’s continued listing standards within the time period indicated.

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases, including those caused by coronaviruses and multidrug-resistant organisms. Its lead product is NT-CoV2-1, an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. Its lantibiotics program features a novel class of antibiotics against bacteria that have developed resistance to commercial antibiotics. For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of its vaccine candidate and lantibiotics candidate under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates, whether through its own cash on hand, or another alternative source; the ability to regain compliance with NYSE American’s continued listing standards and the impact of dong so on financing; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to the outcome of preclinical studies, nasal administration, transmission, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contacts

Oragenics, Inc.

Kimberly Murphy, Chief Executive Officer

Tel: 813-286-7900

kmurphy@oragenics.com

or

LHA Investor Relations

Tirth T. Patel

Tel: 212-201-6614

tpatel@lhai.com